Exhibit 3.17

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FOSTER WHEELER ENERGY CORP.

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

We, Frank A. Lee, President, and James T. Samuel, Assistant Secretary, of Foster Wheeler Energy Corp., a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST:   That the Certificate of Incorporation of said corporation has been amended as follows:

(a) To change the name of the corporation by striking out the whole of Article FIRST of the Certificate of Incorporation as it now exists and inserting in lieu and instead thereof a new Article FIRST, reading as follows:

“FIRST:   The name of the corporation is

FOSTER WHEELER ENERGY CORPORATION”

(b) To classify the 1,000 shares without par value presently authorized as 1,000 shares of Voting Common, and to authorize the Corporation to issue 20,000 shares of Non-voting Common, also without par value.  To that end, Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

“FOURTH:   The total number of shares which the corporation is authorized to issue is 21,000 shares without par value, 1,000 of which shall be Voting Common and 20,000 of which shall be Non-voting Common.  Except as otherwise specifically required by law, all voting power shall vest exclusively in the holders of the Voting Common, and the holders of the Non-voting Common as such shall have no voting rights whatever.”

SECOND:   That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the written consent of the holder of all of the stock entitled to vote, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have signed this certificate this 3rd day of October, 1974.

/s/ Frank A. Lee
Frank A. Lee, President

/s/ James T. Samuel
James T. Samuel, Assistant Secretary

CERTIFICATE OF INCORPORATION

OF

FOSTER WHEELER ENERGY CORP.

*********************

I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:   The name of the corporation is

FOSTER WHEELER ENERGY CORP.

SECOND:   Its registered office is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware.  The name of its registered agent at that address is the United States Corporation Company.

THIRD:   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:   The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) shares without par value.

FIFTH:   The name and address of the single incorporator are M. P. Gorsuch, 306 South State Street, Dover, Delaware.

SIXTH:   The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

SEVENTH:   The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto set my hand and seal, the 20th day of December, 1973.

M. P. GORSUCH	(L.S.)
Incorporator